Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COINBASE GLOBAL, INC.
Coinbase Global, Inc., a Delaware corporation (the “Company”), does hereby certify that the following amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law:
1.The first sentence of Article Fourth of the Certificate is hereby amended and restated in its entirety to read as follows:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 282,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), (ii) 208,413,936 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), (iii) 5,738,772 shares of FF Preferred Stock, $0.00001 par value per share (“FF Preferred Stock”) and (iv) 120,866,256 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”
* * *
IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 8th day of February, 2021 and the foregoing facts stated herein are true and correct.

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Name: Brian Armstrong
Title: Chief Executive Officer